News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com



Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES FIRST-QUARTER 2012 FINANCIAL RESULTS
* REVENUE GROWS 2 PERCENT; SERVICES REVENUE GROWS 3 PERCENT
* NET INCOME OF $13.4 MILLION VS. NET LOSS OF $40.8 MILLION IN 1Q 2011
* DILUTED EPS OF 30 CENTS VS. LOSS OF 95 CENTS IN 1Q 2011
* NON-GAAP(1) DILUTED EPS OF 97 CENTS COMPARES TO NON-GAAP(1) LOSS OF 4 CENTS IN 1Q 2011
* FREE CASH FLOW(2) INCREASES TO $3 MILLION VS. FREE CASH USAGE OF $15 MILLION 1Q 2011
* FREE CASH FLOW(2) OF $71 MILLION BEFORE PENSION FUNDING VS. $7 MILLION IN 1Q 2011
* COMPLETED PREVIOUSLY ANNOUNCED REDEMPTION OF $66 MILLION OF OUTSTANDING SENIOR NOTES

BLUE BELL, Pa., April 24, 2012 - Unisys Corporation (NYSE: UIS) today reported first-quarter 2012 net income of $13.4 million, or 30 cents per diluted share, which includes a charge of $7.2 million related to debt reduction and $24.6 million of pension expense. The results compare with a first-quarter 2011 net loss of $40.8 million, or a loss of 95 cents per diluted share, which included a $31.8 million debt reduction charge and $7.2 million of pension expense. Excluding debt reduction charges and pension expense, non-GAAP diluted earnings per share in the first quarter of 2012 was 97 cents compared with a loss of 4 cents in the first quarter of 2011. Revenue in the first quarter of 2012 increased 2 percent to $928 million compared with $911 million in the year-ago quarter.

"We are pleased to report both increased profits and higher revenue in the first quarter," said Unisys Chairman and CEO Ed Coleman. "We have grown revenue year over year for two of the last three quarters despite softness in our U.S. Federal government business. We also retired an additional $66 million of debt during the quarter. Since September 2010, we have reduced our debt by more than $540 million, or nearly two thirds, and cut annualized interest expense by $69 million. We are focused on continuing our progress in 2012 as we work toward achieving our strategic and financial objectives."

FIRST-QUARTER COMPANY AND BUSINESS SEGMENT HIGHLIGHTS
First-quarter 2012 overall revenue grew 2 percent year-over-year despite a decline in the company's U.S. Federal business. The company reported strong revenue growth in the United States outside the U.S. Federal market. Foreign currency fluctuations had a negligible impact on revenue in the quarter.

First-quarter 2012 gross profit margin improved to 24.3 percent from 22.8 percent in the year-ago quarter. First-quarter 2012 operating profit increased to $64.4 million, or 6.9 percent of revenue, from $41.9 million, or 4.6 percent of revenue in the first quarter of 2011.

First-quarter 2012 services revenue increased 3 percent from the prior-year quarter, primarily reflecting growth in systems integration revenue. Excluding the U.S. Federal business, services revenue grew 7 percent compared with the first quarter of 2011. The company reported a first-quarter 2012 services gross profit margin of 18.9 percent compared with 18.0 percent a year ago while services operating profit margin improved to 5.0 percent from 4.0 percent a year ago.

First-quarter services orders showed double-digit increases in the quarter, primarily reflecting order gains for outsourcing and infrastructure services. Services backlog at March 31, 2012 was $5.4 billion, a 6 percent decrease from the first quarter of 2011 and a 1 percent decrease from services backlog at December 31, 2011.

First-quarter 2012 technology revenue declined 5 percent from the prior-year quarter. While revenue declined, technology gross profit margin improved to
62.2 percent from 51.1 percent in the year-ago quarter and technology operating profit margin increased to 25.6 percent from 10.9 percent in the year-ago quarter, reflecting a richer mix of enterprise software in the current quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

Unisys generated $33 million of cash from operations in the first quarter of 2012 compared with $28 million in the first quarter of 2011. Pension cash funding increased to $68 million from $22 million in the first quarter of 2011. Capital expenditures in the first quarter of 2012 were $30 million compared with $43 million in the year-ago quarter. The company generated $3 million of free cash flow(2) in the first quarter of 2012 compared with free cash usage of $15 million in the first quarter of 2011. In the first quarter of 2012 free cash flow(2) was $71 million before pension funding compared with $7 million in the year-ago quarter.

During the quarter Unisys completed its previously announced redemption of $66 million of outstanding senior notes. At March 31, 2012, the company reported total debt of $296 million and a cash balance of $655 million.

NON-GAAP INFORMATION
Unisys reports its results in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, in an effort to provide investors with additional perspective regarding the company's results as determined by GAAP, the company also discusses, in its earnings press release and/or earnings presentation materials, non-GAAP information which management believes provides useful information to investors. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and assess operational alternatives. These non-GAAP measures may include non-GAAP earnings per diluted share and free cash flow.

Our non-GAAP measures are not intended to be considered in isolation or as substitutes for results determined in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. (See GAAP to non-GAAP reconciliations attached.)

(1) Non-GAAP earnings per diluted share - As a result of the debt reductions, Unisys recorded charges of $7.2 million and $31.8 million during the first quarters of 2012 and 2011, respectively. The company also recorded pension expense of $24.6 million and $7.2 million during the first quarters of 2012 and 2011, respectively. In an effort to provide investors with a perspective on the company's earnings without these charges, they are excluded from the non-GAAP earnings per diluted share calculations.

(2) Free cash flow - To better understand the trends in our business, we believe that it is helpful to present free cash flow, which we define as cash flow from operations less capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. Because of the significance of the company's pension funding obligations in 2012, free cash flow before pension funding is also provided.

CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 22,500 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.


FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to drive profitable growth in consulting and systems integration; the company's ability to take on, successfully implement and grow outsourcing operations; market demand for the company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the risks that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the risk that breaches of data security could expose the company to legal liability and could harm its business and reputation; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; the company's ability to use its U.S. Federal net operating loss carryforwards and other tax attributes; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0424/9097

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                                           Three Months
                                          Ended March 31
                                       -------------------
                                         2012       2011
                                       --------   --------
Revenue
  Services                               $823.0     $800.3
  Technology                              105.4      110.9
                                       --------   --------
                                          928.4      911.2
Costs and expenses
  Cost of revenue:
    Services                              668.6      654.5
    Technology                             34.0       48.5
                                       --------   --------
                                          702.6      703.0
Selling, general and
  administrative                          141.4      146.0
Research and development                   20.0       20.3
                                       --------   --------
                                          864.0      869.3
                                       --------   --------
Operating profit                           64.4       41.9

Interest expense                            9.3       25.9
Other income (expense), net               (13.2)     (23.8)
                                       --------   --------
Income (loss) before
  income taxes                             41.9       (7.8)
Provision for income taxes                 22.0       28.2
                                       --------   --------
Consolidated net income (loss)             19.9      (36.0)
Net income (loss) attributable
  to noncontrolling interests               2.5        3.4
                                       --------   --------
Net income (loss) attributable
  to Unisys Corporation                    17.4      (39.4)
Preferred stock dividend                    4.0        1.4
                                       --------   --------
Net income (loss) attributable to Unisys
  Corporation common shareholders         $13.4     ($40.8)
                                       ========   ========

Earnings (loss) per common share attributable
  to Unisys Corporation
    Basic                                $  .31    ($  .95)
                                       ========   ========
    Diluted                              $  .30    ($  .95)
                                       ========   ========
Shares used in the per share
  computations (thousands):
  Basic                                  43,611     42,836
  Diluted                                44,063     42,836

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
March 31, 2012
------------------
Customer revenue        $928.4                $823.0      $105.4
Intersegment                       ($32.0)       0.8        31.2
                      --------   --------   --------    --------
Total revenue           $928.4     ($32.0)    $823.8      $136.6
                      ========   ========   ========    ========
Gross profit percent     24.3%                 18.9%       62.2%
                      ========              ========    ========
Operating profit
  percent                 6.9%                  5.0%       25.6%
                      ========              ========    ========
Three Months Ended
March 31, 2011
------------------
Customer revenue        $911.2                $800.3      $110.9
Intersegment                       ($21.6)       0.9        20.7
                      --------   --------   --------    --------
Total revenue           $911.2     ($21.6)    $801.2      $131.6
                      ========   ========   ========    ========
Gross profit percent     22.8%                 18.0%       51.1%
                      ========              ========    ========
Operating profit
  percent                 4.6%                  4.0%       10.9%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                         March 31,   December 31,
                                           2012         2011
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $654.7       $714.9
Accounts and notes receivable, net           597.2        673.0
Inventories
   Parts and finished equipment               36.2         38.1
   Work in process and materials              25.6         26.7
Deferred income taxes                         21.8         27.1
Prepaid expense and other
 current assets                              116.6        123.6
                                        ----------   ----------
Total                                      1,452.1      1,603.4
                                        ----------   ----------
Properties                                 1,279.4      1,257.2
Less accumulated depreciation
  and amortization                         1,092.5      1,065.9
                                        ----------   ----------
Properties, net                              186.9        191.3
                                        ----------   ----------
Outsourcing assets, net                      135.8        137.9
Marketable software, net                     129.7        129.8
Prepaid postretirement assets                 46.5         43.9
Deferred income taxes                        182.6        181.5
Goodwill                                     194.2        192.5
Other long-term assets                       127.8        131.9
                                        ----------   ----------
Total                                     $2,455.6     $2,612.2
                                        ==========   ==========
Liabilities and deficit
Current liabilities
Current maturities of long-term debt          $0.8         $0.9
Accounts payable                             230.2        241.6
Deferred revenue                             432.8        448.1
Other accrued liabilities                    357.8        425.5
                                        ----------   ----------
Total                                      1,021.6      1,116.1
                                        ----------   ----------
Long-term debt                               294.7        358.8
Long-term postretirement liabilities       2,154.4      2,224.0
Long-term deferred revenue                   124.1        120.3
Other long-term liabilities                  101.2        104.0
Commitments and contingencies
Total deficit                             (1,240.4)    (1,311.0)
                                        ----------   ----------
Total                                     $2,455.6     $2,612.2
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                             Three Months Ended
                                                   March 31
                                             -------------------
                                               2012       2011
                                             --------   --------
Cash flows from operating activities
Consolidated net income (loss)                  $19.9     ($36.0)
Add (deduct) items to reconcile consolidated net
 income (loss) to net cash provided by operating activities:
Loss on debt extinguishment                       7.2       31.8
Employee stock compensation                       6.1        6.3
Company stock issued for U.S. 401(k) plan         4.3        3.6
Depreciation and amortization of properties      14.4       17.1
Depreciation and amortization of
 outsourcing assets                              13.4       18.7
Amortization of marketable software              14.0       17.4
Disposals of capital assets                        .3         .4
(Gain) loss on sale of businesses and assets    (11.3)        .3
Decrease in deferred income taxes, net            4.8       12.3
Decrease in receivables, net                     69.5       74.1
Decrease in inventories                           3.5        8.7
Decrease in accounts payable
 and other accrued liabilities                  (76.4)    (110.3)
Decrease in other liabilities                   (69.6)      (6.2)
Decrease (increase) in other assets              32.6       (8.8)
Other                                              .7       (1.0)
                                              -------    -------
Net cash provided by operating activities        33.4       28.4
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                      711.0       84.8
 Purchases of investments                      (711.0)     (83.5)
 Restricted deposits                              1.3         .2
 Investment in marketable software              (13.9)     (11.4)
 Capital additions of properties                 (7.9)     (15.0)
 Capital additions of outsourcing assets         (8.6)     (17.0)
 Net proceeds from sale of
  businesses and assets                           2.8       (5.2)
                                              -------    -------
Net cash used for investing activities          (26.3)     (47.1)
                                              -------    -------
Cash flows from financing activities
 Proceeds from issuance of preferred stock,
  net of issuance costs                             -      250.4
 Payments of long-term debt                     (71.7)    (239.3)
 Dividends paid to noncontrolling interests      (4.5)       (.4)
 Dividends paid on preferred shares              (4.0)         -
 Proceeds from exercise of stock options           .1        1.3
                                              -------    -------
Net cash (used for) provided by
 financing activities                           (80.1)      12.0
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                            12.8       11.5
                                              -------    -------
(Decrease) increase in cash
  and cash equivalents                          (60.2)       4.8
Cash and cash equivalents, beginning of
 period                                         714.9      828.3
                                              -------    -------
Cash and cash equivalents, end of period       $654.7     $833.1
                                              =======    =======

                              (1)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                                             Three Months
                                             Ended March 31
                                           ------------------
                                             2012      2011
                                           --------  --------
GAAP net income (loss)
  attributable to Unisys Corporation
  common shareholders                         $13.4    ($40.8)

Debt reduction charges, net of tax              7.2      31.8
FAS87 pension charges, net of tax              24.6       7.2
                                           --------  --------
Non-GAAP net income (loss)
  attributable to Unisys Corporation
  common shareholders                          45.2      (1.8)

Add preferred stock dividend                    4.0       0.0
                                           --------  --------
Non-GAAP net income (loss)
  attributable to Unisys Corporation
  for diluted earnings per share              $49.2     ($1.8)
                                           ========  ========
Weighted average
  shares (thousands)                         43,611    42,836

Plus incremental shares from assumed conversion:
  Employee stock plans                          452         0
  Preferred stock                             6,913         0
                                           --------  --------
GAAP adjusted weighted
  average shares                             50,976    42,836
                                           ========  ========
Diluted earnings (loss) per share

GAAP basis
GAAP net income (loss)
  attributable to Unisys Corporation
  for diluted earnings per share              $13.4    ($40.8)

Divided by adjusted weighted
  average shares                             44,063    42,836
GAAP net income (loss)
  per diluted share                          $  .30   ($  .95)
                                           ========  ========
Non-GAAP basis
Non-GAAP net income (loss)
  attributable to Unisys Corporation
  for diluted earnings per share              $49.2     ($1.8)

Divided by Non-GAAP adjusted
  weighted average shares                    50,976    42,836

Non-GAAP net income (loss)
  per diluted share                          $  .97   ($  .04)
                                           ========  ========

                              (2)
                      UNISYS CORPORATION
               RECONCILIATION OF GAAP TO NON-GAAP
                          (Unaudited)
                           (Millions)

FREE CASH FLOW
--------------
                                             Three Months
                                            Ended March 31
                                          ------------------
                                            2012      2011
                                          --------  --------
Cash provided by operations                  $33.4     $28.4

Additions to marketable software             (13.9)    (11.4)
Additions to properties                       (7.9)    (15.0)
Additions to outsourcing assets               (8.6)    (17.0)
                                          --------  --------
Free cash flow                                $3.0    ($15.0)
Pension funding                               68.2      22.2
                                          --------  --------
Free cash flow before pension funding        $71.2      $7.2
                                          ========  ========